SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     Form 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Section 13 and 15(d) of the Securities Exchange Act of 1934.
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                        Commission File Number 000-07916
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                Harmon Industries, Inc., a Missouri corporation
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                             1600 NE Coronado Drive
                             Blue Springs, MO 64014
                                 (816) 229-3345
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                                  Common Stock,
                              Common Stock Rights
                              -------------------
            (Title of each class of securities covered by this Form)
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                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [X]           Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(1)(ii)     [ ]           Rule 12h-3(b)(1)(i)      [ ]
      Rule 12g-4(a)(2)(i)      [ ]           Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)     [ ]           Rule 15d-6               [ ]
      Rule 12h-3(b)(1)(i)      [ ]

      Approximate number of holders of record as of the certification or notice date: One.

      Pursuant to the requirements of the Securities Exchange Act of 1934 Harmon Industries, Inc., a Missouri corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 1, 2000             Harmon Industries, Inc.


                                    By:   /s/ Stephen L. Schmitz
                                    -------------------------------------------
                                    Name: Stephen L. Schmitz
                                    Title: Executive Vice President--Finance